Exhibit (a)(2)(i)

APPENDIX A

DATED AS OF DECEMBER 14, 2015 (AS AMENDED MAY 24, 2016)

Pointbreak Agriculture Commodity Strategy Fund (Ticker Symbol: PBAG)

Pointbreak Buyback Index Fund (Ticker Symbol: PBBB)

Pointbreak China Index Fund (Ticker Symbol: PBCI)

Pointbreak Diversified Commodity Strategy Fund (Ticker Symbol: PBCM)

Pointbreak India Index Fund (Ticker Symbol: PBIN)

Pointbreak Internet Security Index Fund (Ticker Symbol: PBCS)

Pointbreak IPO Index Fund (Ticker Symbol: PBIQ)

Pointbreak US Internet Index Fund (Ticker Symbol: PBIT)